EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made effective as of January 01, 2003, by and between Crowfly, Inc. ("the Employer"), of 220 William St. Ext., Mt. Pleasant, South Carolina, 29464 and M. Phillip Waggoner ("the Employee"), of 39 New Point Rd., Beaufort, South Carolina, 29902.

     A. The Employer is engaged in the business of E-commerce, business to business and. the Employee will primarily perform the job duties at the following location: 220 William St. Ext., Mt. Pleasant, South Carolina.

     B.   The Employer desires to have the services of the Employee.

     C.   The Employee is willing to be employed by the Employer.

     Therefore, the parties agree as follows:

     1. EMPLOYMENT. The Employer shall employ the Employee as a(n) Chief Officer of Business Development (COBD). The Employee shall provide to the Employer the services described on the attached Exhibit A, which is made a part of this Agreement by this reference. The Employee accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of the Employer and the Employer's supervisory personnel. The Employee shall also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to the Employee from time to time by the Employer.

     2. BEST EFFORTS OF EMPLOYEE. The Employee agrees to perform faithfully, industriously, and to the best of the Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of the Employer. Such duties shall be provided at such places) as the needs, business, or opportunities of the Employer may require from time to time.

     3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by the Employee under this Agreement, the Employer will pay the Employee an annual salary of $84,000.00 payable monthly on the first day of each month. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid, and for any commission earned in accordance with the Employer's customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and the Employer's customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

     4. EXPENSE REIMBURSEMENT. The Employer will reimburse the Employee for "out-of-pocket" expenses incurred by the Employee in accordance with the Employer's policies in effect from time to time.

     5. RECOMMENDATIONS FOR IMPROVING OPERATIONS. The Employee shall provide the Employer with all information, suggestions, and recommendations regarding the Employer's business, of which the Employee has knowledge, that will be of benefit to the Employer.

     6. CONFIDENTIALITY. The Employee recognizes that the Employer has and will have information regarding the following:

     - inventions

     - products

     - product design

     - processes

     - technical matters

     - trade secrets

     - copyrights

     - customer lists

     - prices

     - costs

     - business affairs

     - future plans

and other vital information items (collectively, "Information") which are valuable, special and unique assets of the Employer. The Employee agrees that the Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of the Employer. The Employee will protect the Information and treat it as strictly confidential. A violation by the Employee of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

     7. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that the Employee has disclosed (or has threatened to disclose) Information in violation of this Agreement, the Employer shall be entitled to an injunction to restrain the Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. The Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

     8. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a twelve month period after the termination of the Employee's employment. During such twelve month period, neither party shall make or permit the making of any public announcement or statement of any kind that the Employee was formerly employed by or connected with the Employer.

     9. NON-COMPETE AGREEMENT. The Employee recognizes that the various items of Information are special and unique assets of the company and need to be protected from improper disclosure. In consideration of the disclosure of the Information to the Employee, the Employee agrees and covenants that for a period of twelve months following the termination of this Agreement, whether such termination is voluntary or involuntary, the Employee will not directly or indirectly engage in any business competitive with the Employer. This covenant shall apply to the geographical area that includes all of the State of South Carolina. Directly or indirectly engaging in any competitive business includes, but is not limited to: (i) engaging in a business as owner, partner, or agent,
(ii)  becoming an employee of any third party that is engaged in such  business,
(iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of the Employer for the benefit of a third party that is engaged in such business. The Employee agrees that this non-compete provision will not adversely affect the Employee's livelihood.

     10. VACATION. The Employee shall be entitled to one week of paid vacation for each completed year of employment. Such vacation must be taken at a time mutually convenient to the Employer and the Employee, and must be approved by

                                   EXHIBIT A
the Employer. Requests for vacation shall be submitted to the Employee's immediate supervisor 30 days in advance of the requested beginning date.

     The provisions of this Vacation section are subject to change in accordance with the Employer policies in effect from time to time.

     11. SICK LEAVE. The Employee shall be entitled to 7 day(s) paid time, due to illness or for personal business, for each year of employment, with the year to be measured using the Employee's starting date as the point of beginning. Sick leave benefits may not be converted into cash compensation. The Employee's rights to unused sick leave benefits shall be forfeited upon termination of employment. Sick leave may be accumulated from year to year up to a total of 4 weeks; excess amounts shall be forfeited.

     If the Employee is unable to work for more than 5 days because of sickness or total disability, and if the Employee's unused sick leave is insufficient for such period, a maximum of 7 days of the Employee's unused vacation time shall be applied to such absence.

     All requests for sick days off shall be made by the Employee in accordance with the Employer policies in effect from time to time.

     The provisions of this Sick Leave section are subject to change in accordance with the Employer policies in effect from time to time.

     12. PERSONAL LEAVE. The Employee shall be entitled to 40 hour(s) paid time, for personal business or due to illness, for each year of employment, with the year to be measured using the Employee's starting date as the point of beginning. Unused personal leave benefits as of December 31 of each year may be converted into cash compensation at a rate of $320.00 per day. Personal leave may be accumulated from year to year up to a total of 80 hours; excess amounts shall be forfeited.

     If the Employee is unable to work for more than 1 week because of personal business, and if the Employee's unused personal leave is insufficient for such period, a maximum of 1 week of the Employee's unused vacation time shall be applied to such absence.

     All requests for personal days off shall be made by the Employee in accordance with the Employer policies in effect from time to time.

     The provisions of this Personal Leave section are subject to change in accordance with the Employer policies in effect from time to time.

     13. HOLIDAYS. The Employee shall be entitled to the following holidays with pay during each calendar year:

     - New Year's Day

     - Memorial Day

     - 4th of July

     - Labor Day

     - Thanksgiving Day

     - Christmas Day

     - Christmas Eve and New Years Eve


                                   EXHIBIT A

     The provisions of this Holidays section are subject to change in accordance with the Employer policies in effect from time to time.

     14. INSURANCE BENEFITS. The Employee shall be entitled to insurance benefits, in accordance with the Employer's applicable insurance contract(s) and policies, and applicable state law. These benefits shall include:

     - health insurance

     - disability insurance

     - life insurance

     The provisions of this Insurance Benefits section are subject to change in accordance with the Employer policies in effect from time to time.

     15.  BENEFITS. The Employee shall be entitled to the following benefits:

     - Medical

as such benefits are provided in accordance with the Employer policies in effect from time to time.

     The Employee shall be able to participate in the Employer's pension plan in accordance with the plan's terms and the requirements of law.

     16. TERM/TERMINATION. The Employee's employment under this Agreement shall be for 2 years, beginning on January 01, 2003. This Agreement may be terminated by the Employer upon 30 days written notice, and by the Employee upon 30 days written notice. If the Employee is in violation of this Agreement, the Employer may terminate employment without notice and with compensation to the Employee only to the date of such termination. The compensation paid under this Agreement shall be the Employee's exclusive remedy.

     17. COMPLIANCE WITH EMPLOYER'S RULES. The Employee agrees to comply with all of the rules and regulations of the Employer.

     18. RETURN OF PROPERTY. Upon termination of this Agreement, the Employee shall deliver to the Employer all property which is the Employer's property or related to the Employer's business (including keys, records, notes, data, memoranda, models, and equipment) that is in the Employee's possession or under the Employee's control. Such obligation shall be governed by any separate confidentiality or proprietary, rights agreement signed by the Employee.

     19. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

            Employer:

            Crowfly, Inc.
            William E.  King, III
            President/ CEO
            220 William St.  Ext.
            Mt.  Pleasant, South Carolina 29464


                                   EXHIBIT A

            Employee:

            M.  Phillip Waggoner
            39 New Point Rd.
            Beaufort, South Carolina 29902

     Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

     20. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

     21. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

     22. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     23. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

     24. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of South Carolina.

EMPLOYER:
CROWFLY, INC.

By:   /S/ WILLIAM E.  KING, III                 Date: /S/ 2-5-03
   ---------------------------------------          ---------------------------
      William E.  King, III
      President/CEO


AGREED TO AND ACCEPTED.

EMPLOYEE:

By:   /S/ M.  PHILLIP WAGGONER                  Date: /S/ 2-5-03
   ---------------------------------------          ---------------------------
      M.  Phillip Waggoner

                                   EXHIBIT A

                                  CROWFLY, INC.
                              BUSINESS DEVELOPMENT
                                 JOB DESCRIPTION
                        EXHIBIT A TO EMPLOYMENT CONTRACT

Job Title:            Chief Officer of Business Development (COBD)
Reports To:           President
Prepared By:          Gene King
Prepared Date:        12-19-02
Approved By:          Gene King
Approved Date:        01-31-03

SUMMARY

     Will be responsible for corporate strategy development as well as the development of business with the company's business partners and customers. Will consult with partner firms to define need or problem, conducts studies and surveys to obtain data, and analyzes data to advise on or recommend solution by performing the following duties below.

     As director of marketing plans, directs, and coordinates the marketing of the organization's products and/or services by performing the following duties below personally or through subordinate supervisors. Within the public relations area develops, coordinates, and directs public relations activities for the organization by performing the following duties below personally or through subordinate supervisors. Within the sales area manages sales activities of the organization by performing the following duties below personally or through subordinate supervisors.

     ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.


BUSINESS DEVELOPMENT:

     Consults with client to ascertain and define need or problem area, and determine scope of investigation required to obtain solution. Conducts study or survey on needs or problems to obtain data required for solution. Advises client on alternate methods of solving need or problem, or recommends specific solution. Negotiates contract for consulting services.


MARKETING DIRECTION:

     Establishes marketing goals to ensure share of market and profitability of products and/or services. Develops and executes marketing plans and programs, both short and long range, to ensure the profit growth and expansion of company products and/or services. Researches, analyzes, and monitors financial, technological and demographic factors so that market opportunities may be capitalized on and the effects of competitive activity may be minimized. Plans and oversees the organization's advertising and promotion activities including print, electronic, and direct mail outlets. Communicates with outside advertising agencies on ongoing campaigns. Works with writers and artists and oversees copywriting, design, layout, paste-up, and production of promotional materials.

     Develops and recommends pricing strategy for the organization which will result in the greatest share of the market over the long run. Achieves satisfactory profit/loss ratio and share of market performance in relation to pre-set standards and to general and specific trends within the industry and the economy. Ensures effective control of marketing results and that corrective action takes place to be certain that the achievement of marketing objectives are within designated budgets. Evaluates market reactions to advertising programs, merchandising policy, and product packaging and formulation to ensure the timely adjustment of marketing strategy and plans to meet changing market and competitive conditions.

                                   EXHIBIT A

(continue)

     Recommends changes in basic structure and organization of marketing group to ensure the effective fulfillment of objectives assigned to it and provide the flexibility to move swiftly in relation to marketing problems and opportunities. Conducts marketing surveys on current and new product concepts. Prepares marketing activity reports.


PUBLIC RELATIONS:

     Plans and implements organization's public relations policies and procedures. Directs press relations including such activities as preparation of news releases and feature articles, and the making of arrangements for interviews between company executives and press, radio, and television representatives. Provides assistance to company personnel in writing speeches, preparing letters and drafting articles which are to be made public. Advises on the preparation and presentation of product shows, displays and exhibits. Coordinates with marketing and advertising personnel the advertising and sales promotion material with public relations objectives. Advises management on community relations projects and activities. Arranges for company public relations opportunities. Conducts and interprets customer and public opinion surveys.


SALES MANAGEMENT:

     Directs efforts, through partner distributors, to develop and control sales program. Coordinates sales distribution, through partner distributors, by establishing sales territories, quotas, and goals, and advises distributors, and clients concerning sales and advertising techniques. Assigns sales territory to distributor partners. Analyzes sales statistics to formulate policy and to assist distributors in promoting sales. Reviews market analyses to determine customer needs, volume potential, price schedules, and discount rates, and develops sales campaigns to accommodate goals of company. Directs product simplification and standardization to eliminate unprofitable items from sales line. Represents company at trade association meetings to promote product. Coordinates liaison between sales department and other sales related units. Analyzes and controls expenditures of division to conform to budgetary requirements. Assists other departments within organization to prepare manuals and technical publications. Prepares periodic sales report showing sales volume and potential sales.


SUPERVISORY RESPONSIBILITIES

     Manages four subordinate supervisors who supervise a total of four employees in the Marketing and Business Development. Is responsible for the overall direction, coordination, and evaluation of this unit. Also directly supervises six non-supervisory employees. Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

                                   EXHIBIT A